Filed pursuant to Rule 433

Registration Statement No. 333-187579

Free Writing Prospectus May 1, 2013

QIWI PLC

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated April 30, 2013 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-187579) (the “Registration Statement”) relating to the initial public offering of American depositary shares representing class B share of QIWI plc. This free writing prospectus is only a summary of the changes included in the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 17 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

The Company has revised certain statements included under the caption “Dividend Policy” as follows:

“We have historically paid dividends and, while we have not adopted a formal dividend policy, we currently expect that we will continue to do so from time to time in the future. Any future determination regarding the payment of a dividend will depend on a range of factors, including the availability of distributable profits, our liquidity and financial position, our future growth initiatives and strategic plans, including possible acquisitions, restrictions imposed by our financing arrangements, tax considerations and other relevant factors. The payment of all future dividends, if any, must be recommended by our board of directors, at its sole discretion, and, in relation to year-end dividends, may be subject to shareholder approval in accordance with our articles of association. Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our shareholders’ equity below the sum of the issued share capital, including any share premium, and the reserves which we must maintain under Cyprus law and our articles of association.

In connection with our results of operations for the first quarter of 2013 and consistent with past practice, we expect to pay a dividend during the period following the closing of this offering, the exact amount and date of which will be determined by our board of directors.”

The Company has made conforming changes elsewhere in the Preliminary Prospectus.

In addition, the Company has added the following language under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments”:

On April 16, 2013, we pledged to Bank VTB sovereign bonds issued by the Russian Ministry of Finance with a value of approximately RUB 1 billion as collateral for the U.S.$20 million bank guarantee expiring on February 13, 2014 which was provided by Bank VTB to secure our performance under our agreement with Visa.

Additional amendments have been made to reflect that the ADSs have been admitted to trading on Nasdaq and to correct a typographical error included on page F-60 of the Preliminary Prospectus.

To review the Preliminary Prospectus included in the Registration Statement, click the following link on the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing the issuer’s filings for the relevant date on the SEC website):  http://www.sec.gov/Archives/edgar/data/1561566/000119312513188578/d426593df1a.htm. The issuer’s Central Index Key, or CIK, on the SEC web site is 0001561566.

QIWI plc, the issuer, has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you are encouraged to read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus related to the offering may be obtained from J.P. Morgan Securities LLC, via telephone at (866) 803-9204 or from Credit Suisse Securities (USA) LLC, via telephone at (800) 221-1037.